SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 28, 2005

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In conjunction with certain corporate reorganizational initiatives implemented by American Greetings Corporation (“American Greetings”), Pamela Linton, the Senior Vice President of Human Resources, and Mary Ann Corrigan-Davis, the Senior Vice President of Business Innovation, agreed with American Greetings to terminate their employment on February 28, 2005 (the “Severance Date”). In connection with their separation and in recognition of their valuable services provided during their tenure with American Greetings, on February 28, 2005, American Greetings entered into severance agreements (the “Severance Agreements”) with each of these executive officers. Commencing on the Severance Date, the officers will receive the following benefits under their respective Severance Agreements:

•	Ms. Linton will receive an amount equal to 30 months of base salary calculated based on her annual salary in effect at the Severance Date and payable in monthly installments beginning on March 15, 2005, unless American Greetings has exercised its right to pay any portion of such amount in a lump sum. Ms. Corrigan-Davis will receive $28,335 per month for 36 months beginning on March 15, 2005, provided that if American Greetings exercises its right to pay any portion of such amount in a lump sum, such amount must be increased by the amount necessary to eliminate any adverse tax consequences to Ms. Corrigan-Davis. Such 30 or 36-month period, as applicable, is hereinafter referred to as the “Severance Period”.

•	Continued participation in American Greetings’ executive life insurance plan through August 31, 2005, in the case of Ms. Linton, and February 28, 2008, in the case of Ms. Corrigan-Davis.

•	Continued health care coverage (at premiums and rates otherwise available to active employees at the Senior Vice President level) through August 31, 2014, in the case of Ms. Linton, and December 31, 2018, in the case of Ms. Corrigan-Davis, and thereafter, Ms. Corrigan-Davis will be eligible for retiree health care coverage on terms then in effect.

•	Continued participation in the Key Management Annual Incentive Plan for the year ended February 28, 2005.

•	Continued use of a company car during their respective Severance Periods, with an option at the end of such period to purchase the car at a discount of $500 below the car’s residual value.

•	Continued vesting of stock options granted prior to the Severance Date through expiration of their respective Severance Periods, after which vested stock options will be exercisable through and until November 29, 2007, in the case of Ms. Linton, and May 30, 2008 in the case of Ms. Corrigan-Davis.

•	A one-time payment equal to $5,000 will be paid to Ms. Corrigan-Davis for transition costs.

Under the Severance Agreements, each officer is prohibited from disclosing or using American Greetings’ confidential information or trade secrets acquired during the course of her employment. The officers are also prohibited from engaging in specified activities that are in competition with American Greetings during their respective Severance Periods. In addition, the officers have agreed that they will forfeit their right to benefits under their respective Severance Agreements in the event of a breach of certain of the terms of their agreements. As a condition to receiving the benefits under their respective Severance Agreements, each officer has waived all claims she has against American Greetings arising out of or related to her employment relationship with American Greetings occurring on or before the Severance Date. American Greetings also has agreed to waive its claims against Ms. Corrigan-Davis arising from or relating to her employment relationship with American Greetings occurring on or before the Severance Date.

Pursuant to the terms of her Severance Agreement, on March 1, 2005, Ms. Linton and American Greetings entered into a consulting agreement pursuant to which Ms. Linton will provide certain consulting services to American Greetings on dates that are mutually agreed upon. The Consulting Agreement, which will expire on February 28, 2008, provides that American Greetings will pay Ms. Linton $2,000 per day plus expenses for such consulting and will engage Ms. Linton’s services for a minimum of 30 days per year in each of the three 12 month periods that follow the Severance Date.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

American Greetings Corporation (Registrant)
By:	/s/ Zev Weiss

Zev Weiss, Chief Executive Officer

Date: March 3, 2005